As filed with the Securities and Exchange Commission on April 2, 1999
                                               REGISTRATION NO. 333-_______

------------------------------------------------------------------------------
------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                        ------------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        ------------------------------

                           COMFORT SYSTEMS USA, INC.
                        ------------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                        76-0526487
(STATE OR OTHER JURISDICTION                         (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NUMBER)

                         777 POST OAK BLVD., SUITE 500
                             HOUSTON, TEXAS  77056
                                (713) 830-9600
                        ------------------------------

         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)



                               FRED M. FERREIRA
                            Chief Executive Officer
                          Comfort Systems USA, Inc.
                         777 Post Oak Blvd., Suite 500
                             Houston, Texas 77056
                                (713) 830-9600
                        ------------------------------
             (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                 Please send copies of all communications to:
                             WILLIAM GEORGE, ESQ.
                          Comfort Systems USA, Inc.
                        777 Post Oak Blvd., Suite 500
                             Houston, Texas 77056
                                (713) 830-9600

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. [ ]

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM      AMOUNT OF
   TITLE OF EACH CLASS OF           AMOUNT TO        OFFERING PRICE       AGGREGATE OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED       BE REGISTERED       PER SHARE(1)             PRICE(1)             FEE
-----------------------------------------------------------------------------------------------------------
Common Stock -- $0.01 par
value per share                      263,975            $14.65625             $3,868,884           $1,076

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act. The maximum price per share information is based on the average of the high and the low sale prices of the Registrant's common stock, $0.01 par value per share, reported on the New York Stock Exchange on March 31, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS                                                 Subject to Completion
                                                                   April 2, 1999

                          Comfort Systems USA, Inc.
                                 Common Stock
                                263,975 Shares
                              ------------------

      The stockholders of Comfort Systems USA, Inc. listed on page 6 are offering and selling 263,975 shares of our common stock under this prospectus.

      BEFORE PURCHASING SHARES OF OUR COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS WHICH BEGINS ON PAGE 1.

      Our common stock is listed on the New York Stock Exchange ("NYSE") with the ticker symbol: "FIX." On March 31, 1999, the closing price of one share of our common stock on the NYSE was $14.625.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------

                 The date of this Prospectus is April __, 1999

      WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE INFORMATION OR MAKE ANY REPRESENTATION ABOUT THIS OFFERING THAT IS NOT IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS PROHIBITED. INFORMATION IN THIS PROSPECTUS IS CORRECT ONLY AS OF ITS DATE, REGARDLESS OF WHEN ANY LATER OFFER OR SALE OCCURS.


                              TABLE OF CONTENTS
                                                                          PAGE

RISK FACTORS.................................................................1

THE COMPANY..................................................................4

SELECTED FINANCIAL DATA......................................................5

USE OF PROCEEDS..............................................................5

SELLING STOCKHOLDERS.........................................................5

PLAN OF DISTRIBUTION.........................................................6

AVAILABLE INFORMATION........................................................7

WHERE YOU CAN FIND MORE INFORMATION..........................................7

VALIDITY OF COMMON STOCK.....................................................8

EXPERTS......................................................................8

      Our principal executive offices are located at 777 Post Oak Blvd., Suite 500, Houston, Texas 77056 and our telephone number is (713) 830-9600.

                                 RISK FACTORS

      An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors in evaluating an investment in our common stock. This prospectus contains "forward-looking statements" about our operations, economic performance and financial condition, including, in particular, the likelihood of our success in developing and expanding our business. These statements are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur that will affect our results.

WE HAVE ONLY OPERATED FOR A SHORT PERIOD OF TIME AND THEREFORE DO NOT HAVE A LONG TRACK RECORD OF RESULTS

Before July 2, 1997, we were not operating and generating revenues. We have acquired many companies in a short period of time. Each of these companies was a separate entity with its own financial reporting systems and operations procedures. These multiple systems and procedures may be both inefficient and difficult to operate separately. It is difficult to implement a single set of systems that will allow us to effectively and efficiently both manage the combined group of acquired companies and continue to profitably acquire other companies. Our management group continues to develop and was only assembled in 1997. There is no way to be sure that it will be able to effectively operate the business, help it grow and efficiently and profitably acquire more companies.

WE MAY BE UNABLE TO IMPROVE OR EVEN MAINTAIN THE PROFITABILITY OF OUR ACQUIRED BUSINESSES

One of our key strategies is to maintain and eventually increase the profits and the revenues of the companies that we purchase. There are many factors which may make it difficult to maintain or increase revenues and profits. As part of a larger company, our acquisitions may bear additional overhead and may be held to higher performance and regulatory standards. On the cost side, we try to save money by purchasing materials for each of these companies in bulk and thus paying lower prices for the supplies. We also try to reduce duplicative costs such as overhead by administering some aspects of the acquired companies from our headquarters. Revenue growth depends on the demand for new and replacement heating, ventilation and air conditioning or "HVAC" systems, level of new construction and our ability to develop regional and national marketing programs and attract new customers. Most of these factors are beyond our control. We may not be successful in increasing or maintaining revenues and profits.

THERE IS A GREAT DEAL OF COMPETITION IN THE HVAC INDUSTRY

There are many companies in the HVAC industry; some are small owner-operated companies and others are large companies with great resources. Some companies may have lower standards or lower labor or overhead costs and thus may be able to charge lower prices for their services. Other companies are also attempting to consolidate the industry just as we are. These other companies may be using the same strategies and may have greater financial resources than we do. These other companies may be willing to pay more for companies we want to purchase because they have more resources to spend. There are some HVAC manufacturers and public utilities that maintain, repair and replace HVAC systems. These companies are generally better capitalized, are more well known and may be able to provide their services at a lower cost than us. Because of these advantages that other companies may have, we may face significant competition in trying to acquire and increase the profitability of new companies.

OUR BUSINESS CAN BE CYCLICAL AND SEASONAL, WHICH MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE

The construction industry as a whole has been highly cyclical in the past. Because much of our work is in new construction or major replacement, if business in the construction industry declines as a whole it may negatively affect us. Also, during the winter months there is a lower demand for installations of HVAC units because of reduced construction activity during inclement weather and less use of air conditioning. However, during the spring and summer months the number of installations and repairs that we perform is higher due to the increased use of air conditioning during warmer months. Due to this seasonality, we expect that revenues will be higher in the second and third calendar quarters and lower in the first and fourth calendar quarters.

OUR ACQUISITION PROGRAM CAN BE RISKY FOR A NUMBER OF REASONS

We plan to continue to buy numerous HVAC and related businesses. Other companies may also try to purchase these same businesses. The competition may lead to a reduced number of potential businesses to buy and higher prices for those we succeed in buying. There is always a possibility that we will have trouble integrating new businesses into our overall structure. We will only receive the anticipated benefits from an acquisition if we successfully integrate it into our own business in a timely and non-disruptive manner. Difficulties that we encounter integrating an acquired business can have an adverse effect on our overall business and operating results. We may have to spend a substantial amount of money to integrate these businesses and may experience delays in integration as well as other problems we can not easily predict. Other problems may include low profits, the inability of managers to run the businesses in an effective manner and the possibility that a manager important to one of those businesses could leave, perhaps because ownership is diluted or there is a loss of control. All of these possible problems, along with others we may not fully understand at this time, could lead us to financial difficulties. Also, dissatisfied customers of one of the businesses that we may purchase could hurt our national reputation, thus making our overall sales and marketing efforts less effective.

IT IS DIFFICULT TO PREDICT HOW MUCH MONEY WE WILL NEED TO CONTINUE TO GROW

It is hard to predict how much money we will need to purchase and continue to run the numerous companies that we buy. We pay many of the sellers of these companies with our common stock, as well as with cash and notes in most cases. If the price of our common stock goes down, we would need to use more shares to deliver the same dollar value to a seller. Furthermore, some sellers may not want to accept as much stock if the value of our stock has dropped significantly; they may demand to be paid more cash. Because cash is a limited resource, the more sellers that demand a portion or all of their purchase price in cash, the fewer companies we can buy. We have a bank line of credit of $300 million, meaning that we can borrow up to that amount for purposes of buying companies and for other related reasons. As of March 31, 1999, we had borrowed $183 million of the available $300 million. This money has been used to purchase some new companies and to pay some debts of the companies that we have already purchased. There are also some financial tests imposed on our ability to borrow up to the $300 million available.

HIGHLY SKILLED TECHNICIANS ARE IMPORTANT TO US AND THEY ARE A SCARCE RESOURCE

We need many skilled HVAC technicians to successfully install, service, maintain, repair and replace HVAC units. If we have difficulty in hiring, training and retaining good employees, it will be difficult to increase our productivity and profitability. From time to time there are shortages of qualified HVAC technicians which could mean that we would have to pay higher wages to retain and attract good employees. If we can not find enough good employees, we may have to restrict our growth.

REGULATORY CHANGES IN THE HVAC INDUSTRY MAY AFFECT OUR BUSINESS

The HVAC industry is subject to various environmental statutes and regulations such as the Clean Air Act and others that regulate production, servicing and disposal of ozone depleting refrigerants used in HVAC units. These regulations may change at any time. Various local, state and federal laws and regulations impose licensing standards on technicians who install and service HVAC systems. If we were to fail to comply with these laws and regulations we could be fined, could be subject to civil liability and could lose important licenses.

COMPUTERS COULD CAUSE PROBLEMS RELATING TO THE YEAR 2000

We are currently trying to make all of our computers capable of understanding the year 2000. Some older computers may have a difficult time understanding the year 2000 because it may be referred to by two digits, like "99" for the year 1999. There is a possibility that some computers would think that the year "00" is the year 1900 instead of the year 2000. We think that our computers will be fixed in time; however there is no guarantee of this. We do not think that it will cost a significant amount of money to fix our computers. However, we also rely on other businesses and their computers. There is no way for us to insure that other businesses will fix their computers. If we are not successful in fixing our computers or if those with whom we do business do not fix their computers, our business could suffer.

TOO MANY SHARES ON THE MARKET MAY LOWER THE PRICE OF OUR SHARES

If substantial amounts of our common stock are available for sale the price of the common stock may go down. As of March 31, 1999, there were approximately
38.6 million shares of common stock outstanding. The 263,975 shares being offered in this offering and approximately 19.5 million other shares are freely tradeable. The rest of the shares are either contractually restricted or may only be sold publicly if they are registered under the Securities Act or are exempted from registration and are permitted to be sold under contracts we have with these holders. A great deal of our stock that has restrictions becomes tradeable under Rule 144 or pursuant to the expiration of contractual restrictions during the next five years. This year, approximately 2.8 million shares become eligible for sale in the second quarter, 1.7 million shares become eligible for sale in the third quarter, and 1.0 million shares become eligible for sale in the fourth quarter. During 2000, approximately 4.8 million shares become eligible for sale. After 2000, approximately 8.7 million additional shares become eligible for sale on various dates as contractual restrictions expire. We also have outstanding options to purchase approximately 4.4 million shares of common stock which vest ratably over five years from their dates of grant. In addition, we are concurrently filing a registration statement to register 5,000,000 shares and expect to continue to register and issue shares for use in connection with acquisitions and these shares may be freely traded, after their issuance, by persons not affiliated with us unless we contractually restrict their resale.

SOME PROVISIONS IN OUR CHARTER MAY PREVENT TAKEOVERS

Our charter authorizes the Board of Directors to issue, without stockholder approval, one or more series of preferred stock having preferences, powers and rights (including preferences over the common stock) that the Board of Directors may determine. The issuance of this "blank-check" preferred stock could make it more difficult or discourage an attempt to obtain control of us. In addition, our charter provides for a classified Board of Directors, meaning that only approximately one third of the directors are up for election in any given year, which may also have the effect of inhibiting or delaying a change in control. Provisions of the Delaware General Corporation Law that limit a person's ability to effect a business combination without either approval of the Board of Directors of a company or supermajority approval of the stockholders of such company may also discourage takeover attempts.

                                  THE COMPANY

      We are a leading national provider of comprehensive HVAC installation, maintenance, repair and replacement services. Founded in December 1996, we are consolidating the fragmented commercial and industrial HVAC markets. We perform most of our services within manufacturing plants, office buildings, retail centers, apartment complexes, and health care, education and government facilities. In addition to standard HVAC services, we also provide specialized applications such as process cooling, control systems, electronic monitoring and process piping. Some of our locations also perform related services such as electrical, plumbing and fire suppression. Approximately 97% of our pro forma combined 1998 revenues were derived from commercial and industrial customers with approximately 55% of the revenues attributable to installation services and 45% attributable to maintenance, repair and replacement services.

      Our principal executive offices are located at 777 Post Oak Blvd., Suite 500, Houston, Texas 77056 and our telephone number is (713) 830-9600.

                           SELECTED FINANCIAL DATA
                                (IN THOUSANDS)

      We acquired twelve original companies in connection with an initial public offering on July 2, 1997. Subsequent to the initial public offering and through December 31, 1998, we completed 82 acquisitions, 17 of which were accounted for as poolings-of-interests and 65 of which were accounted for as purchases. The following selected historical financial data has been derived from our audited financial statements for each of the three years ended December 31, 1996, 1997, and 1998. The remaining selected historical financial data has been derived from our unaudited financial statements. These unaudited financial statements have been prepared on the same basis as our audited financial statements, and in the opinion of management, reflect all adjustments necessary for a fair presentation of that historical information. The historical financial statement data reflects the acquisitions of the 12 original companies and the purchased companies as of their respective acquisition dates and reflects 15 of the pooled companies for all periods presented. Two of the pooled companies are considered immaterial poolings based upon criteria set forth by the SEC and have not been restated for all periods presented. The selected historical financial data below should be read along with the consolidated historical financial statements and related notes which have been incorporated by reference into this prospectus.

                                                               YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------------
                                                 1994        1995        1996        1997         1998
                                              ---------   ---------   ---------   ---------    ---------
STATEMENT OF OPERATIONS DATA:
      Revenues ............................   $ 126,023   $ 126,794   $ 161,419   $ 297,646    $ 853,961
      Operating income ....................       3,653       4,011       6,575       5,699       68,497
      Net income (loss) ...................       2,896       3,137       4,589      (2,064)      35,013

BALANCE SHEET DATA:
      Working capital .....................   $   8,803   $  10,110   $  13,971   $  63,137    $ 133,390
      Total assets ........................      36,366      42,035      50,366     308,779      789,293
      Total debt, including current portion       6,738       9,076       8,376      24,726      236,446
      Stockholders' equity ................       9,385      10,731      15,429     217,635      379,932

                               USE OF PROCEEDS

   All net proceeds from the sale of the shares of our common stock will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering.

                             SELLING STOCKHOLDERS

   The selling stockholders acquired their shares of our common stock from us in exchange for an equity interest in a business that we acquired, and many of them are active in the management of one of our subsidiaries. We have agreed with each of the selling stockholders that we would register a portion of their shares upon their request. Registration of the these shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

   In addition, one or more of the selling stockholders may donate or transfer as gifts some or all of their shares, or may transfer their shares for no value to other beneficial owners.

The selling stockholders will include these donees or transferees as selling stockholders in a prospectus supplement if the donees or transferees wish to use this prospectus to re-offer the shares.

   The shares listed below represent all of the shares that each selling stockholder currently beneficially owns, the number of shares each of them may offer and the number of shares each of them will own after the offering assuming they sell all of the shares and that they acquire no additional shares before the completion of this offering. Since each of the below-listed stockholders' percentage ownership of our common stock is less than one percent, no percentage is indicated for any selling stockholders in the table below.

                             SHARES BENEFICIALLY            SHARES BENEFICIALLY
                             OWNED AND OWNERSHIP   SHARES   OWNED AND OWNERSHIP
         SELLING             PERCENTAGE PRIOR TO   BEING      PERCENTAGE AFTER
       STOCKHOLDER                OFFERING         OFFERED       OFFERING
       -----------           -------------------   -------  -------------------
Eugene G. Armani ...........             292,198*   87,660              204,538*
Robert C. McKenty ..........             144,071*   43,222              100,849*
Thomas N. Tanner ...........             112,179*   33,654               78,525*
Joann L. Armani Living Trust              86,595*   25,979               60,616*
  U/A Dated July 23, 1993
Richard V. Belanger ........              80,756*   24,227               56,529*
Jerry W. Buell .............              80,756*   24,227               56,529*
C. Bruce Ratliff ...........              80,460*   24,138               56,322*
Michael W. Armani ..........               1,444*      434                1,010*
Michele W. Armani ..........               1,444*      434                1,010*

*Percentage ownership is less than 1%.

                             PLAN OF DISTRIBUTION

      We are registering the shares on behalf of the selling stockholders. "Selling stockholders", as used in this prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

o  in the over-the-counter market              o  in connection with the writing of non-
                                                  traded and exchange-traded call options,
o  in private transactions other than in the      in hedge transactions and in settlement
   over-the-counter market                        of other transactions in standardized or
                                                  over-the-counter options
o  in connection with short sales of the
   shares of our common stock                  o  in a combination of any of the other five
                                                  transactions listed here
o  by pledge to secure debts and other
   obligations

      The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

      The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

                            AVAILABLE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov." Our common stock is listed on the NYSE under the symbol "FIX" and the periodic reports, proxy statements and other information we file with the SEC may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                      WHERE YOU CAN FIND MORE INFORMATION

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

      (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 31, 1999.

      (2) Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 filed on February 22, 1999.

      (3) Amendment on Form 8-K/A filed on April 23, 1998 to our current report on Form 8-K filed on February 26, 1998.

      (4) Amendment on Form 8-K/A filed on January 29, 1999 to our current report on Form 8-K filed on November 15, 1998.

      (5) Registration Statement of our common stock on Form 8-A filed on May 19, 1997.

      In addition, this prospectus incorporates by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of the initial filing of the Registration Statement that includes this prospectus until the termination of the offering. Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

            Comfort Systems USA, Inc.
            777 Post Oak Blvd., Suite 500
            Houston, Texas  77056
            Attention:  Investor Relations
            (713) 830-9600

      This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have any of the selling stockholders authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           VALIDITY OF COMMON STOCK

      For the purpose of this offering, our General Counsel, William George, Esq., is providing an opinion on the validity of the shares.

                                   EXPERTS

      Our audited consolidated financial statements are incorporated in this prospectus by reference to our filing on Form 10-K dated March 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of that firm as experts in giving those reports. The audited financial statements of certain of our subsidiaries are incorporated by reference to certain of our other filings. The audited financial statements of Shambaugh & Son, Inc., are incorporated in this prospectus by reference to our filing on Form 8-K/A dated January 29, 1999, have been audited by Crowe, Chizek and Company LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of that firm as experts in giving those reports. The audited financial statements of F&G Mechanical Corp. and its affiliated companies are incorporated in this prospectus by reference to our filing on Form 8-K/A dated April 23, 1998, have been audited by Marden Harrison & Kreuter, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of that firm as experts in giving those reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following statement sets forth the estimated amounts of expenses to be borne by us in connection with the offering described in this Registration Statement. None of the expenses will be borne by the security holders.

Securities and Exchange Commission
  Registration Fee ..........................................            $ 1,076

Legal Fees and Expenses .....................................            $10,000

Accounting Fees and Expenses ................................            $10,000

Miscellaneous Expenses ......................................            $ 3,924

      Total Expenses ........................................            $25,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company's Second Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended, incorporate substantially the provisions of the Delaware General Corporation Law ("DGCL") providing for indemnification of directors and officers of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

      As permitted by Section 102 of the DGCL, the Company's Second Amended and Restated Certificate of Incorporation, as amended, contains provisions eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

      Section 145 of the DGCL provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if in the case of other than derivative suits such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation which is not protected by the Second Amended and Restated Certificate of Incorporation, as amended, may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless that person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director, officer, employee, or agent who is successful on the merits in defense of a suit against such person.

      The Company has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the Company generally is obligated to indemnify its directors and such officers to the full extent permitted by the DGCL as described above.

      The Company has purchased liability insurance policies covering directors and officers in certain circumstances.

ITEM 16.  EXHIBITS

NUMBER  DESCRIPTION OF EXHIBIT              LOCATION
4       Form of certificate evidencing      Incorporated by reference to Exhibit
        ownership of common stock of the    4.1 of the Company's Amendment
        Company.                            No. 1 to its Registration Statement
                                            on Form S-1 as filed on June 2,
                                            1997.

5       Opinion of William George, Esq.,    Filed herewith.
        General Counsel of the Company re:
        validity of shares.

23.1    Consent of Arthur Andersen LLP.     Filed herewith.

23.2    Consent of Marden Harrison &        Filed herewith.
        Kreuter.

23.3    Consent of Crowe, Chizek and        Filed herewith.
        Company LLP.

23.4    Consent of William George, Esq.     See Exhibit 5 filed herewith.

24.1    Power of Attorney.                  Included as part of signature page
                                            filed herewith.

ITEM 17.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K) (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on March 31, 1999.


                                          COMFORT SYSTEMS USA, INC.


                                          By:/S/FRED M. FERREIRA
                                                Fred M. Ferreira
                                                Chief Executive Officer

                                          Date: MARCH 31, 1999


                               POWER OF ATTORNEY

      Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Fred M. Ferreira, J. Gordon Beittenmiller and William George, III, each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the indicated capacities on March 31, 1999.


/s/ FRED M. FERREIRA           Chairman of the Board, Chief       March 31, 1999
    FRED M. FERREIRA            Executive Officer and President

/s/ J. GORDON BEITTENMILLER    Executive Vice President, Chief    March 31, 1999
    J. GORDON BEITTENMILLER     Financial Officer and Director
                                (PRINCIPAL ACCOUNTING OFFICER)

/s/ MICHAEL NOTHUM, JR.        Chief Operating Officer and        March 31, 1999
    MICHAEL NOTHUM, JR.         Director

/s/ STEVEN S. HARTER           Director                           March 31, 1999
    STEVEN S. HARTER

/s/ BRIAN S. ATLAS             Director                           March 31, 1999
    BRIAN S. ATLAS

/s/ THOMAS J. BEATY            Director                           March 31, 1999
    THOMAS J. BEATY

/s/ ROBERT R. COOK             Director                           March 31, 1999
    ROBERT R. COOK

/s/ ALFRED J. GIARDENELLI, JR. Director                           March 31, 1999
    ALFRED J. GIARDENELLI, JR.

/s/ SALVATORE P. GIARDINA      Director                           March 31, 1999
    SALVATORE P. GIARDINA

/s/ CHARLES W. KLAPPERICH      Director                           March 31, 1999
    CHARLES W. KLAPPERICH

/s/ SAMUEL M. LAWRENCE         Director                           March 31, 1999
    SAMUEL M. LAWRENCE III

/s/ LARRY MARTIN               Director                           March 31, 1999
    LARRY MARTIN

/s/ JOHN MERCADANTE, JR.       Director                           March 31, 1999
    JOHN MERCADANTE, JR.

/s/ JOHN C. PHILLIPS           Director                           March 31, 1999
    JOHN C. PHILLIPS

/s/ ROBERT J. POWERS           Director                           March 31, 1999
    ROBERT J. POWERS

/s/ MARK P. SHAMBAUGH          Director                           March 31, 1999
    MARK P. SHAMBAUGH

                                 EXHIBIT INDEX

NUMBER                    TITLE OF EXHIBIT                       PAGE
--------------------------------------------------------------------------------
4           Form of certificate evidencing ownership of        Incorporated
            common stock of the Company                        by reference
                                                               herein

5           Opinion of William George, Esq., General           II-7
            Counsel of the Company re: validity of shares

23.1        Consent of Arthur Andersen LLP                     II-8

23.2        Consent of Marden Harrison & Kreuter               II-9

23.3        Consent of Crowe, Chizek and Company LLP           II-10

23.4        Consent of William George, Esq.                    See Exhibit 5
            (included in the opinion filed as Exhibit 5.)

24.1        Power of Attorney (included as part of signature   Included as
            page filed herewith)                               part of
                                                               signature
                                                               page filed
                                                               herewith